Exhibit 3.1

ATTACHMENT TO THE ARTICLES OF INCORPORATION
FOR
GOLDEN PHOENIX MINERALS, INC.

4.           Names & Addresses of the Board of Directors (continued):

Dr. Corby G. Anderson	1675 E. Prater Way, Suite 102	Sparks,	NV	89434
Name	Street Address	City	State	Zip Code

Kent D. Aveson	1675 E. Prater Way, Suite 102	Sparks,	NV	89434
Name	Street Address	City	State	Zip Code

8.           Authorized Shares. The corporation is authorized to issue an aggregate total of 400,000,000 shares designated as “Common Stock”, par value $0.001, and 50,000,000 shares designated as “Preferred Stock,” par value $0.001.

Shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors shall determine the designation of each series and the authorized number of shares of each series.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.  If the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

9.              Classified Board.  The Board of Directors shall be divided into two classes:  Class I with two directors and Class II with three directors.  Directors of the first class (Class I) elected at the 2008 annual meeting shall be elected to hold office for a term expiring at the 2009 annual meeting.  Directors of the second class (Class II) elected at the 2008 annual meeting shall be elected to hold office for a term expiring at the 2010 annual meeting.  The successors to the class of directors whose terms expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the second succeeding annual meeting of stockholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

10.           Duration.  The duration of this Corporation is to be perpetual.

11.           Action By Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting by written action signed by a majority of the Board of Directors then in office, except as to those matters which require stockholder approval, in which case the written action shall be signed by all members of the Board of Directors then in office.

12.           No Cumulative Vote.  No holder of stock of this Corporation shall be entitled to any cumulative voting rights.

13.           No Pre-emptive Rights.  No holder of stock of this Corporation shall have, solely by reason of being a stockholder, any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of this Corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of this Corporation, nor any right of subscription to any part thereof.

14.           Quorum For Meeting Of Stockholders.  A quorum shall exist at any meeting of stockholders if one-third (1/3) of the votes entitled to be cast is represented in person or by proxy.

15.           Indemnity.  The Corporation shall, to the fullest extent legally permissible under the provisions of the Nevada Revised Statutes, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation.  Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the stockholders entitled to vote thereon after notice.

16.           Directors and Officers Liability.  The personal liability of all of the directors and officers of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Nevada Revised Statutes, as the same may be supplemented and amended.